Exhibit 10.1

DESCRIPTION OF THE MATERIAL TERMS OF

THE AMENDED AND RESTATED VERTRO 2009 BONUS PROGRAM

The Amended and Restated Vertro 2009 Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of Vertro, Inc. (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s 2009 proxy statement and anticipated to be named in the 2010 proxy statement). On March 12, 2009, the Company sold its Media Division and substantially decreased the Company’s size and operations.  In view of this change, the Program was amended.  The amended program, as detailed below, is based on operations for the last two quarters of 2009.

The Bonus Program for NEOs is predicated on meeting or exceeding a Financial Performance Goal (the “FPG”) based on an Adjusted EBITDA target.  Adjusted EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business.

Each NEO has been assigned an amended target bonus range that consists of a Threshold Target Bonus (the “Threshold Target Bonus”) and a Maximum Target Bonus (the “Maximum Target Bonus”) (the amount represented by the Threshold Target Bonus and the Maximum Target Bonus is hereinafter referred to as the “Bonus”).  Payment of any Bonus is conditioned upon meeting or exceeding the FPG.  In addition, NEOs may receive a Bonus in excess of the Threshold Target Bonus up to the amount of their Maximum Target Bonus based on over-achievement of the FPG.

The following table sets forth the target bonus amounts for which an NEO is eligible under the Bonus Program:

Executive Officer	Position	Threshold Target Bonus	Maximum Target Bonus

Peter Corrao	President and CEO	$32,000	$160,000
John Pisaris	General Counsel	$16,750	$83,750
Robert Roe	SVP/GM Direct	$14,396	$71,980
Mike Cutler	CFO	$11,813	$59,063

Bonus payouts, if any, to NEOs will be made on an annual basis. In the event of a change of control, the adjusted EBITDA objectives will be deemed to be met for the NEOs and Messrs. Corrao, Pisaris and Cutler would receive a bonus equal to 80%, 50%, and 50% of their respective annual base salaries will paid upon consummation of the change of control.

Except for certain executives, or as provided in a contract to the contrary, a participant’s right to any bonus under the Bonus Program will cease upon termination of employment for any reason, whether voluntary or involuntary. For NEOs with employment contracts containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the executive will receive an amount equal to their target bonus, pro-rated for the amount of time employed by the Company in fiscal 2009, increased or decreased pursuant to actual performance versus targeted performance in the Bonus Program measured as of the end of the calendar month preceding the termination date. Any such pro-rata bonus will be paid as soon as administratively possible following termination, and in any event, no later than March 15, 2010.

The Company reserves the right to amend or cancel the Bonus Program for any reason in its sole discretion.